Exhibit 99.1

Synagro Technologies Announces Results to Date of Tender Offer and Receipt of Requisite Consents

     HOUSTON--(BUSINESS WIRE)--June 7, 2005--Synagro Technologies, Inc. (NASDAQ Small Cap:SYGR), ("the Company") announced today the results to date of its previously announced cash tender offer and consent solicitation for all $150 million of its outstanding 9 1/2% Senior Subordinated Notes due 2009. As of 5:00 p.m., New York City time, on June 7, 2005, the Company received tenders from holders of $92.4 million in aggregate principal amount of the notes, representing approximately 61.6% of the outstanding notes.
     Accordingly, the requisite consents to adopt the proposed amendments to the indenture governing the notes have been received. Adoption of the proposed amendments required the receipt of consents from holders of at least a majority of the aggregate principal amount of the outstanding notes. The proposed amendments, however, will not become operative until the Company accepts the notes for payment pursuant to the tender offer.
     Holders still have until 5:00 p.m., New York City time, on June 9, 2005 (the "Consent Payment Deadline") to tender and receive the consent payment of $30 per $1,000 principal amount of Notes. Withdrawal rights with respect to the tendered notes expired as of 5:00 p.m., New York City time on June 7, 2005. Accordingly, holders may not withdraw notes previously or hereafter tendered, except as contemplated in the Offer.
     The Price Determination Date will be 2:00 p.m., New York City time, at least ten business days prior to the Expiration Date (as defined below). The Company expects the Price Determination Date to be on or about June 15, 2005. Holders who validly tender notes, and such notes are accepted for payment, will receive payment promptly following the satisfaction or waiver of the conditions to the offer on the initial payment date. The Company expects the initial payment date to be on or about June 20, 2005.
     The tender offer is scheduled to expire at 5:00 p.m., New York City time, on June 29, 2005, unless extended or earlier terminated (the "Expiration Date"). No consent payments will be made in respect of notes tendered after 5:00 p.m., New York City time, on June 9, 2005.
     The tender offer and consent solicitation continue to be subject to the satisfaction or waiver of certain conditions, including the satisfaction of the Supplemental Indenture Condition, the Transactions Condition and the General Conditions, each as further described in the Offer to Purchase. There can be no assurance that any of such conditions will be met.
     The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase, copies of which may be obtained by contacting D. F. King & Co., Inc., the depositary and information agent for the offer, at 212-269-5550 (collect) or 800-659-5550 (U.S. toll-free). Banc of America Securities LLC and Lehman Brothers Inc. are the dealer managers and solicitation agents for the tender offer and consent solicitation. Additional information concerning the tender offer and consent solicitation may be obtained by contacting Banc of America Securities LLC, High Yield Special Products, at 704-388-9217 (collect) or 888-292-0070 (U.S. toll-free) or Lehman Brothers Inc., Liability Management Group, at 212-528-7581 (collect) or 800-438-3242 (U.S. toll-free).
     This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely by the Offer to Purchase.
     Synagro Technologies, Inc. believes that it is the largest recycler of biosolids and other organic residuals in the United States and it believes that it is the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves approximately 600 municipal and industrial water and wastewater treatment accounts with operations in 37 states and the District of Columbia. The Company offers a broad range of water and wastewater residuals management services focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the wastewater treatment process, including drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services.
     This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to (1) the risk that the Company's new credit facility, Follow-On Equity Offering, and tender offer discussed herein might not close,
(2) unseasonable weather, (3) changes in government regulations, (4) the ability to find, timely close, and integrate acquisitions, and (5) the ability to access debt and equity financing when needed. Other factors are discussed in the Company's periodic filings and registration statements filed with the Securities and Exchange Commission.


     CONTACT: Synagro Technologies, Inc., Houston
              Robert C. Boucher, Jr., 713-369-1700